UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 29, 2012 (November 26, 2012)

MERCK & CO., INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-6571	22-1918501
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

One Merck Drive, P.O. Box 100, Whitehouse Station, NJ	08889
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (908) 423-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Agreements and Arrangements

On November 26, 2012, the Compensation & Benefits Committee (the “Committee”) of the Board of Directors of Merck & Co., Inc. (the “Company”) approved an amendment and restatement of the Merck & Co., Inc. Change in Control Separation Benefits Plan (the “Plan”), to be effective as of January 1, 2013. These changes redefine the eligibility criteria and align severance multiples and other plan features with evolving best practices and the Company’s current compensation framework.

The Company’s named executive officers all participate in the Plan, and they may be impacted by certain of the changes that are included in the amended and restated Plan, including the following provisions:

Smaller Covered Population: The amended and restated Plan modifies the group of executives covered under the Plan by narrowing the group of executives who are eligible to participate on or after January 1, 2013.

Reduce Severance Amounts for Certain Participants; Lump Sum Severance: Pursuant to the amended and restated Plan, effective as of January 1, 2013, the multiple used to calculate a participant’s cash severance payment and the formula used to calculate the bonus portion of the total cash severance to which a participant becomes entitled in the event his or her employment is terminated by the Company without “Cause” or he or she resigns for “Good Reason” within two years of a “Change in Control” (as such terms are defined in the amended and restated Plan) have been amended. For the named executive officers and other members of the Company’s executive committee, other than the chief executive officer, if the participant becomes entitled to severance in the circumstances described above, the participant will be entitled to an amount in cash equal to two times the sum of (i) his or her base salary and (ii) the lesser of (a) the participant’s annual target bonus calculated as of the Change in Control date or the termination date, if greater, and (b) the average of the actual bonuses paid to such participant over the last three years in his or her then current position. Previously, a member of the executive committee was entitled to a severance amount in cash equal to three times the sum of (i) his or her base salary and (ii) the participant’s annual target bonus calculated as of the Change in Control or the termination date, if greater. The changes to the severance calculation multiple will not impact the chief executive officer, although the chief executive officer’s severance will be calculated using the amended and restated Plan’s formula for calculating the bonus component of severance, as described above. Severance payments under the amended and restated Plan will be paid in a lump sum.

Modify Subsidized Health and Life Insurance Continuation Benefits. Pursuant to the changes incorporated into the amended and restated Plan, in the termination circumstances described above, the participant is entitled to certain subsidized health and life insurance continuation benefits, which will now be provided concurrently with (and not before) any applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and before eligibility, if any, for retiree healthcare coverage.

Eliminate Age and Service Credits. Participants will no longer be eligible for any additional years of age and service credit under the Company’s or its subsidiaries’ supplemental executive retirement plans.

Amend Definition of Change in Control and Good Reason: The definition of Change in Control as used in the amended and restated Plan has been modified to raise certain thresholds, thereby increasing the requirements that must be met to trigger the occurrence of a change in control. The definition of Good Reason for the named executive officers was also modified to eliminate one of the triggering events.

Application of Amendments. Any amendments incorporated into the amended and restated Plan that are adverse to any individual who is considered a participant as of the date of the amendment would be null and void, and therefore would not be applicable, if a Change in Control were to occur within one year of the adoption of the amendments.

The foregoing is a only a summary of certain amendments incorporated into the amended and restated Plan and is qualified by reference to the full text of the amended and restated Plan, a copy of which is attached to this report as an exhibit and incorporated by reference in this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Merck & Co., Inc. Change in Control Separation Benefits Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2012

Merck & Co., Inc.

By:	/s/ Katie E. Fedosz
Name: Katie E. Fedosz Title: Senior Assistant Secretary

INDEX TO EXHIBITS

Number	Description

10.1	Merck & Co., Inc. Change in Control Separation Benefits Plan